Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS THIRD QUARTER EPS OF $0.60;

REDUCES ANNUAL EPS AND CASH FLOW GUIDANCE

STAMFORD, CONNECTICUT – October 27, 2008 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported third quarter 2008 net income was $36.1 million, or $0.60 per diluted share, compared with a third quarter 2007 net loss of $196.9 million, or $3.29 per share, which included a $250.0 million after-tax provision, or $4.18 per share, to extend the time horizon of the Company’s estimate of its asbestos liability from 2011 to 2017. Excluding the provision, third quarter 2007 earnings were $0.89 per basic share ($0.87 per diluted share) (Please see the attached Non-GAAP Financial Measures.)

Third quarter 2008 sales decreased $21.4 million, or 3%, including core business decline of $27.9 million (4%) partially offset by an increase of sales from acquired businesses of $3.8 million and favorable foreign currency translation of $2.7 million. Order backlog at September 30, 2008 was $779 million, which is 3% lower than the backlog of $805 million at June 30, 2008 and 8% higher than $720 million at December 31, 2007.

Cash Flow and Financial Position

Cash provided by operating activities was $41.0 million in the third quarter of 2008, compared to $75.6 million in the third quarter of 2007. Year-to-date cash provided by operating activities was $130.5 million through September 30, 2008, compared to $146.3 million in the comparable 2007 period which was favorably impacted by a $31.5 million insurance recovery. The Company’s cash position was $278 million at the end of the third quarter, up from $162 million at September 30, 2007. Because the Company has substantial cash balances in Euros, the strengthening of the U.S. dollar during the third quarter of 2008 reduced the Company’s reported cash position by $29 million. The Company did not repurchase any shares of its common stock during the quarter but may do so in future quarters. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.)

“I am disappointed in our third quarter results, which reflected an unexpected sharp slowdown in orders beginning in August in several of our short-cycle businesses, further weakening in Engineered Materials end markets, and the continued high level of engineering spending in Aerospace,” said Crane Co. president and chief executive officer Eric C. Fast.

“Reflecting the shortfall in our third quarter results and uncertainty across our end markets, we are reducing our EPS guidance for the year from $3.45-$3.60 to $2.75-$2.90 and our free cash flow guidance from $170 million to $130 million. We have taken and will continue to take important steps to reduce costs, and these actions could result in a fourth quarter pretax charge of up to $25 million, primarily non-cash, or $0.27 per share, which is not included in our new guidance. With $278 million in cash and $300 million available under a bank revolving credit, we have a strong liquidity position which will allow us to continue to fund targeted growth opportunities and selectively make acquisitions. We expect to emerge from this difficult economic period as an even stronger company.”

Segment Results

All comparisons below refer to the third quarter 2008 versus the third quarter 2007, unless otherwise specified.

Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2008	2007
Sales	$159.7	$159.0	$0.7	1%
Operating Profit	$10.9	$23.1	$(12.2)	(53)%
Profit Margin	6.8%	14.5%

The third quarter 2008 sales increase of $0.7 million reflected a sales increase of $3.8 million in the Aerospace Group and a decrease of $3.1 million in the Electronics Group. Segment operating profit declined by $12.2 million as a result of a $15 million increase in engineering expenses related to products for the Boeing 787 and Airbus A400M programs. Excluding the investment in these two new programs, the segment continued to experience solid operating results.

The Aerospace & Electronics segment backlog was $418 million at September 30, 2008, equal to June 30, 2008 and an increase of 6% over $393 million at December 31, 2007.

Engineered Materials

	Third Quarter		Change
(dollars in millions)	2008	2007
Sales	$58.2	$80.7	$(22.5)	(28)%
Operating Profit	$4.4	$15.7	$(11.3)	(72)%
Profit Margin	7.6%	19.5%

Reflecting further weakening demand from recreational vehicle, transportation and, to a lesser extent, building products end markets, segment sales were down $22.5 million, or 28%, following a decline of $14.8 million, or 17%, in the second quarter of 2008. Operating profit in 2008 decreased 72% reflecting lower sales. This segment continues to reduce headcount consistent with sales levels and to take other actions to reduce costs.

Merchandising Systems

	Third Quarter		Change
(dollars in millions)	2008	2007
Sales	$93.6	$98.5	$(4.9)	(5)%
Operating Profit	$10.9	$9.8	$1.1	12%
Profit Margin	11.6%	9.9%

Total Merchandising Systems sales declined 5% as a sharp decline in Vending sales during the quarter more than offset higher sales in the Payment Solutions businesses. Operating profit increased $1.1 million, or 12%, reflecting the improved mix of higher margin Payment Solutions sales, and significant cost reduction initiatives in Vending.

Fluid Handling

	Third Quarter		Change
(dollars in millions)	2008	2007
Sales	$293.6	$290.8	$2.8	1%
Operating Profit	$34.9	$37.5	$(2.6)	(7)%
Profit Margin	11.9%	12.9%

Third quarter 2008 sales increased $2.8 million, or 1%, including $3.3 million (1%) of core sales growth and favorable foreign currency translation of $1.3 million, less sales of divested businesses of $1.8 million. While demand from the global chemical, pharmaceutical and energy industries, remained firm, sales were impacted during the third quarter by certain short-cycle North American businesses and delays of several large valve projects into the fourth quarter. Operating profit decreased $2.6 million, or 7%, and profit margin decreased to 11.9%, as a result of shipment delays, higher SG&A costs, and disruptions associated with Hurricane Ike.

On September 15, the Company’s UK subsidiary Crane Limited purchased all of the capital stock of Delta Fluid Products Limited, a leading designer and manufacturer of regulators and fire safe valves for the gas industry, and safety valves and air vent valves for the building services market, for a purchase price of approximately $28 million in cash on a debt free basis. Delta’s 2008 annual sales are estimated to be $37 million.

The Fluid Handling segment backlog was $286 million at September 30, 2008, a decrease of 4% from $298 million at June 30, 2008, and an increase of 18% over $243 million at December 31, 2007.

Controls

	Third Quarter		Change
(dollars in millions)	2008	2007
Sales	$37.6	$35.1	$2.5	7%
Operating Profit	$3.3	$3.1	$0.2	5%
Profit Margin	8.7%	8.9%

The third quarter 2008 sales increase of $2.5 million reflects $2.1 million of incremental sales related to the August 2007 acquisition of the Mobile Rugged Business division of Kontron America. Operating profit increased 5% to $3.3 million.

Full Year 2008 Guidance

The Company is reducing its 2008 EPS guidance for the year from $3.45-$3.60 to $2.75-$2.90 and free cash flow guidance from $170 million to $130 million. The Company has taken and will continue to take important steps to reduce costs, and these actions could result in a fourth quarter pretax charge of up to $25 million, primarily non-cash, or $0.27 per share, which is not included in our new guidance. The Company’s guidance includes an estimated annual tax rate of approximately 29%, which includes the retroactive renewal of the Federal R&D tax credit.

Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the third quarter’s financial results on Tuesday, October 28, 2008 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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